CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III
Enters into a $100 Million Revolver with RBS Citizens, N.A.

New York, New York, July 27, 2012 ˗ American Realty Capital Trust III, Inc. (“ARCT III” or the “Company”) announced today that, on July 26, 2012, it closed its entry into a $100 million revolving credit facility with RBS Citizens, N.A. The credit facility contains an “accordion” feature that allows the Company, under certain circumstances, to increase the aggregate commitments under the credit facility to a maximum of $250 million. The credit facility allows the Company to choose loans that are priced at either LIBOR plus a margin ranging from 210 to 350 basis points or a base rate plus a margin ranging from 250 to 300 basis points.

“We are very pleased to have closed the $100 million revolver with RBS Citizens,” commented Nicholas S. Schorsch, Chief Executive Officer of ARCT III. Mr. Schorsch also added, “This financing is important in that it gives ARCT III great flexibility and puts the Company in position to execute its acquisition strategy as it closes its offering and enters into its operational stage.”

Important Notice

ARCT III is a publicly registered, non-traded real estate investment program. Additional information about ARCT III can be found on its website at www.arct-3.com.

ARCT III filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission (“SEC”) on November 3, 2010 and the registration statement became effective on March 31, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents ARCT III has filed with the SEC for more complete information about ARCT III and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated April 30, 2012, and supplements thereto are available on the SEC Web site at:

http://sec.gov/Archives/edgar/data/1503828/000114420412024719/v310595_424b3.htm

http://www.sec.gov/Archives/edgar/data/1503828/000114420412038878/v318051_424b3.htm and

http://www.sec.gov/Archives/edgar/data/1503828/000114420412040235/v319020_424b3.htm

Alternatively, ARCT III or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

To arrange interviews with ARCT III executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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